Exhibit 10.1

MASTER SERVICES AGREEMENT SOFTWARE-AS-A-SERVICE ORDER FORM
Platform Legal Name: Logical Brokerage Corporation	Contact: Christopher Ensey
Email: chris@riotblockchain.com	Phone: 410-274-1257
Website: riotblockchain.com iPhone Application: n/a Android Application: n/a Other Application: n/a	Physical Address: 301 West 41st Street, Suite 300 Miami Beach, FL 33140
SERVICES:
Your subscription to our services includes SynapseFI application programming interfaces ("APIs") and their related products and services found on our API Documentation (https://docs.synapsefi.com/), as defined below, and subject to your Specification Sheet, as defined below (collectively, “Services"). Your subscription shall include the Services selected below and is subject to the terms and conditions included in the Master Service Agreement.

Transactions & Fees:
✓ ACH (5¢/ea)
❏ Same Day ACH
✓ Fedwire ($5/ea)
❏ SWIFT wire
❏ Bill Pay via Check

Account Funding with Cards:
❏ Debit
❏ Credit

Return Fees: $15/ea

Compliance Services:
✓ Linking User Bank Accounts (Bank Login)
❏ KYC Data
✓ Compliance Checks

User Types:
✓ Consumer (domestic)
❏ Business (domestic)

Account Types:
✓ Platform Deposit Account
✓ Deposit Accounts for Users (DDA)
❏ Deposit Accounts (Savings)
❏ Fiduciary Account with Sub Accounts
❏ Clearing Account
❏ Zero Balance Account (Business ZBA DDA)

Account Features:
✓ Subnets (account numbers for direct deposit)

Debit Card Issuance:
❏ Plastic Card Issuance Fee
❏ Plastic Card Replacement Fee
❏ Virtual Card Issuance Fee

Initial Service Term: January 1, 2019 – December 31, 2019 Renewal Term(s): 1 year (rolling, unless either Party provides a notice of non-renewal at least 30 calendar days before the end of the Term)
SynapseFI’s Right to Termination of the Agreement:  The Parties agree that SynapseFI shall have the right to terminate this Agreement upon written notice to Platform if  (1) formal charges are filed against Platform by the SEC, or (2) SynapseFI determines in its  reasonable discretion that the Agreement places an undue risk or undue burden on SynapseFI and/or could reasonably cause damage to SynapseFI’s reputation as a result of the SEC Inquiry or any similar regulatory action  In the event SynapseFI terminates this Agreement pursuant to this provision, it will provide Transition Services to Platform according to Section 11(c)(ii) of this Agreement.

Total Term Fees: $540,000 for the Initial Service Term to be paid by Platform as follows:

Subscription Fee: $45,000 per month

This payment schedule is a prorated amount due for the full Initial Service Term or Renewal Term of the Agreement as further detailed in Section 6 ("Fees and Billing”).

All monthly payments are due on the 5th day of each month.  In case this Agreement is executed after the 5th day of the first month of the Initial Service Term, the payment is due within five (5) days of Effective Date.

Return Fees: The parties agree SynapseFI shall not charge the Return Fees indicated in this Order Form as of the Effective Date.  The Parties also agree that SynapseFI shall maintain the right to charge the Return Fees at any moment, at its sole discretion, upon prior notice to Platform.

Initial Reserve Amount: Daily Platform Limit unless detailed otherwise on your Specification Sheet.
Platform Insurance Requirements: $1 million (umbrella policy) / $3 million (cyber liability and errors and omissions)
Specification Sheet:  The Services and features above will be made available to you and your Users subject to the finalization and approval of your Specification Sheet, your Deposit Agreement with Bank, as defined below, and the documentation for the Services.  The Parties acknowledge and agree that the Specification Sheet will be finalized after execution of this Agreement and will be subject to approval by the Bank.  Any updates or modifications to your Specification Sheet must be approved in writing by SynapseFI and Bank prior to implementation by you.

Platform deliverables: Unless otherwise specified, Platform shall deliver to its Users Account Statements and Account Disclosures.
Confidentiality of this Agreement. Except as otherwise provided in this Agreement or required by law, neither party shall disclose to any Third Party the existence or terms of this Agreement without the prior written consent of the other party, except that each party may disclose the terms of this Agreement to its employees, directors and officers, agents, and advisors (including accountants and attorneys) having a need to know, and otherwise to the extent made public prior to the date of such disclosure, or as otherwise required for Platform to satisfy its legal and/or regulatory obligations.

[Master Services Agreement Follows]

MASTER SERVICES AGREEMENT
This Master Services Agreement ("Agreement") is made as of the Effective Date (as designated below in your signature line), between Synapse Financial Technologies, Inc., a Delaware corporation ("SynapseFI," "we," "us," or "our") and Logical Brokerage Corporation, a corporation organized under the laws of Delaware ("Platform," "you," or "yours").  SynapseFI and Platform may be referred to herein individually as a "Party" and collectively as the "Parties."
This Agreement incorporates the above Software-as-a-Service Order Form (the "Order Form"), the General Terms and Conditions, all addenda and exhibits attached hereto, all Incorporated Agreements (as defined below), and your Specification Sheet, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, statements, proposals, written or oral, between the Parties. This Agreement and the General Terms and Conditions shall control in the event of inconsistency or conflict between the Agreement and the term of any Order Form.
The Following documents attached here are incorporated as part of this Agreement:
· General Terms and Conditions
· Compliance Services Addendum
· Transactions Services Addendum
· Deposit Account Services Addendum
. Service Level Addendum
· Order Form

The Parties have read, agreed to and executed this Agreement as of the Effective Date.
Synapse Financial Technologies, Inc.:	Platform:
/s/ Sankaet Pathak	/s/ Christopher Ensey
Name: Sankaet Pathak	Name: Christopher Ensey
Title: Founder & CEO	Title: CEO
Date: 10/23/2018

Synapse Initials:

General Terms and Conditions

1.	Services and Bank Services.
(a)
General.  The terms and conditions found in the "General Terms and Conditions" section of this Agreement ("General Terms") apply to all Services.  Service-specific terms that are in addition to these General Terms will be found in applicable addenda.  Capitalized terms not defined herein shall be set forth in Appendix A, attached hereto and incorporated by reference.

(b)
Services.  We will provide you with access to our APIs and other Services found on our API Documentation.  You may use these Services to create, edit and view Users, Nodes, and Transactions.  User, Node, and Transaction creation and management are subject to the requirements and limits found in the API Documentation, this Agreement, your Specification Sheet.  You may use these Services selected in your Order Form to integrate the Application(s) listed on the Order Form.

(c)
Bank Services.  You understand all bank services are provided to you directly by Evolve Bank & Trust, Member FDIC ("Bank"), or any successor financial institution designated by us from time to time.  Our APIs allow you to easily communicate your requests to the Bank, while we help you and the Bank manage risks and compliance concerns as further detailed in this Agreement.  By using our Services, you grant us the right, power, and authority to act on your behalf to access and transmit your and your Users’ financial information and requests between you, your Users, Bank, and any other financial institutions, as applicable.  You represent and warrant that Users have authorized your use of SynapseFI and Bank services.

(d)	Compliance Reviews and Audits. You agree to submit to security, compliance and risk reviews and audits performed by SynapseFI on behalf of the Bank as further detailed below:
i.
Security-as-a-Service.  SynapseFI will periodically submit your Application Services (e.g.  user interface and associated servers) using our Services to penetration testing ("Penetration Testing") and provide you with a security report of your Application ("Security Report").  Prior to testing, SynapseFI will notify you.  You authorize SynapseFI and its agents to perform Penetration Testing for the Security Reports.  At any time during the penetration tests, you may request we stop the testing by emailing security@synapsefi.com.  We will perform the Penetration Testing in a responsible and professional manner in accordance with the sector’s best practices and we will use commercially reasonable efforts not to change or amend any applications, data, programs or components of your network or computer system (including hardware and software).  You understand Penetration Testing may expose sensitive or confidential information and may be detrimental to your Application and Application Services.  You understand that SynapseFI does not offer any implied or expressed warranties or guarantees that the Security Report will mean that your Application is secure from every form of attack, as internet security is continually changing.  You are solely responsible for the security of your Application, Application Services, User Data and other Confidential Information, in your possession, or that you are otherwise authorized to access pursuant to Section 2 ("Developer and Integration Requirements").  Bank or SynapseFI may require you to fix such vulnerabilities to continue providing services to you.  You understand your API Keys and other Services may be suspended or revoked due to security concerns.  Additionally, this Agreement and Deposit Agreements may be terminated if such vulnerabilities are not fixed within the time frame set by SynapseFI.  Security Reports are Confidential Information of SynapseFI not for distribution.

ii.
Compliance and Risk Audit.  At Bank and SynapseFI's sole discretion, Bank or SynapseFI, its authorized representatives or agents, and any Regulatory Authority (collectively the "Auditing Party"), will have the right to reasonably inspect, audit, and examine all of Platform's facilities, records and personnel, to ensure that Platform is complying with its obligations under the terms of this Agreement, including use of the Services in compliance with Legal Requirements.  Any such inspection shall be conducted during normal business hours upon with at least ten (10) Business Days' prior notice to Platform, unless the circumstances or any Regulatory Authority require less notice.  The Auditing Party will have the right to make abstracts from Platform's books, accounts, data, reports, papers, and computer records directly pertaining to the subject matter of this Agreement, and Platform will make all such facilities, records, personnel, books, accounts, data, reports, papers, and computer records available to the Auditing Party for the purpose of conducting such inspections and audits.  All inspections shall be accomplished pursuant to the confidentiality provisions of this Agreement.

2.	Developer and Integration Requirements.
(a)
Platform Account.  As part of the registration process to our dashboard, you will create a Platform Account and identify an administrative username and password.  This Platform Account is subject to the Incorporated Agreements, which are incorporated by reference to this Agreement.  You may provide access to your Platform Account to multiple Platform employees or agents.  You are solely responsible for the designation of such users and their privileges (e.g., view only vs. administrative read and write privileges) and any actions or inactions made by these employees and/or agents on your behalf.

(b)
Bank Approval.  All Bank services offered to you are subject to Bank’s approval.  Prior to receiving production API keys or otherwise using any Bank services, the Parties will prepare a Specification Sheet for approval by the Bank.  Any updates or modifications to your Specification Sheet must be approved in writing by SynapseFI and Bank prior to implementation by you.

(c)
API Keys.  SynapseFI will provide you with separate API Keys for your Platform Account to interact with the API and UAT environment.  Prior to receiving production API Keys, you must submit your Application and related services to a review by SynapseFI.  Your API Keys are Confidential Information (as defined in Section 8 ("Confidentiality")) of SynapseFI.  You are prohibited from selling, transferring, sublicensing, or disclosing your API Keys or other SynapseFI credentials to any third party, other than a service provider performing services on your behalf that has been both disclosed to us in writing and approved by us in writing.  You understand and agree that you are liable for any actions performed using your API Keys, Platform Account credentials or other SynapseFI credentials.  Any access or attempt to access an API must comply with the integration requirements, specifications, and guidelines set out in the API Documentation, as may be updated by SynapseFI from time to time.  You will not misrepresent your identity or your Application’s identity when using the APIs.  SynapseFI may temporarily suspend or revoke your API Keys at any time for breach of this Agreement, breach of the Incorporated Agreements or if SynapseFI believes in our sole discretion that your access to API Keys has been compromised or your use of the Services or Bank services is otherwise a misuse or threat to SynapseFI or Bank.

(d)
Security of API Keys.  You are solely responsible for maintaining adequate security and control of any API Keys, Platform Account credentials and any other SynapseFI access credentials issued to you by SynapseFI.  You will encrypt your API Keys in all storage and communication.  For more information about security best practices, see the security recommendations found in the API Documentation.

(e)
Compliance.  You agree to integrate and use our APIs in compliance with your Specification Sheet, this Agreement, the Incorporated Agreements, the API Documentation, any other agreements that you have entered into with SynapseFI, and all Legal Requirements.  You are responsible for implementing user controls and transaction limits required by your Specification Sheet approved by Bank.  Your Application must not enable or perform any of the activities prohibited by this Agreement or the agreements listed in the Specification Sheet.  We may require you to modify your API integration and/or user experience if it does not comply with such requirements, or may limit, suspend, or terminate your access to the APIs, upon notice to you.

(f)
Accuracy of Information.  All information that you submit to SynapseFI in connection with your use of the Services must be accurate and complete.  This includes the following: (i) information you submit directly to SynapseFI or in response to a request from SynapseFI for information, (ii) information you submit to an API or Platform Account, and (iii) information you provide to a User or any other third party in connection with your use of the Services.  Platform shall be solely responsible for any error resulting from Platform’s and User’s failure to furnish correct and complete information for a User, Transaction requests or any other request for Services and Bank services, including without limitation the correct User, Transaction amount, or the User account for such Transaction.

(g)
Software Service and API Updates.  We may provide Updates to the Services from time to time, in our sole discretion.  Such Updates may affect your existing integration with our Services.  SynapseFI may require you to use an updated version of our API or Services and to make any required changes to your Application as a result.  SynapseFI may change or discontinue any Services, impose limits on certain features of the Services, or restrict access to all or part of the Services, upon notice to you.  When possible SynapseFI will provide you with at least three (3) months' notice of any Services or API that is to be deprecated.

(h)	Costs. You are solely responsible for your costs and expenses related to your integration and use of the APIs, including those associated with any required modifications due to an Update.

(i)
API Load.  You must not exceed or circumvent any limitations detailed in the API Documentation or otherwise communicated to you by us regarding access, calls, and use of the APIs.  Your use of an API must not be unreasonable or excessive, and must not overload the API.

(j)
UAT Environment and Demo Services.  You may use the UAT Environment and other Testing Environment in accordance with the API Documentation and this Agreement.  Only test data may be submitted or uploaded to the Testing Environment.  You are prohibited from using real identity, bank or other financial data in the Testing Environment, including, but not limited to any personally identifiable information, bank login credential, bank account number and other data that belongs to a real individual or entity including yourself.  SynapseFI will not monitor or validate any data submitted or uploaded to the Testing Environment.  No transactions created in the Testing Environment will be processed by Bank.  SynapseFI has no obligation to maintain test data in the Testing Environment and may delete any or all test data at any time without notice to you.  SynapseFI does not guarantee the functionality, availability or uptime of the Testing Environment.

3.	Application Requirements.
(a)
Agreements with Users.  Users must provide you with express consent to use the Application by a "checking the box" consent to the agreements and disclosures required in your Specification Sheet.  You are solely responsible for providing the Application and related services in accordance with your agreements with Users.  We are not responsible for the Application that you provide to Users, including any goods or services that you may sell.  If your Application allows Users to buy or sell goods and/or services, you must publish a refund policy and comply with and enforce compliance with that policy.

(b)
User’s Express Consent Required.  You must obtain express consent from a User for the specific activities that you will undertake on their behalf including providing them with the Application, access to the Services and any transactions utilizing Bank services.  You understand and agree that your access to a User’s OAuth Keys and Refresh Tokens in the API does not constitute express consent for the activities listed below.  Users must agree to the applicable services you provide to the User utilizing the Services and the Bank services, and you must obtain a User’s express consent before:

i.
Submitting any activity using the APIs for, on behalf of, or for the benefit of the User, including, but not limited to, verifying a User’s identity or bank account and submitting requests for Transactions;

ii.	Using any data obtained from a User;
iii.	Accessing any data that a User has not given to you or for which the User has withdrawn consent to your use;
iv.	Initiating any activity for which the User has not given you express consent or for which the User has withdrawn express consent; or
v.	Attempting any of the above.
(c)
User’s Ability to Withdraw Consent.  You must provide a User with a reasonable method of withdrawing any previously provided consent via your Application and you must promptly comply with the User’s request(s).

(d)
Customer Support and Dispute Resolution.  You are responsible for providing the first in line customer support and dispute resolution for your Application and, if applicable, for any goods or services that are sold via your Application.  Your customer support policy and contact information must be easily accessible in your Application.

Further, Platform will promptly log and forward to SynapseFI any Inquiry, Platform receives related to SynapseFI, but (a) for all Services, Bank services or API-related Inquiries, no more than twenty four (24) hours, and (b) for all other Inquiries, no more than thirty (30) days, in each case following receipt of such Inquiry.  SynapseFI will promptly log and forward to Platform any Inquiry SynapseFI receives related to Platform, but (a) for all Application Inquiries, no more than twenty four (24) hours and (b) for all other Inquiries relating to Platform’s Users, no more than thirty (30) days, in each case following receipt of such Inquiry.  Platform will provide to SynapseFI reasonably sufficient, timely, and usable information to enable SynapseFI to analyze customer complaint activity and trends for risk management purposes (which will be deemed SynapseFI Confidential Information), and SynapseFI will provide to Platform reasonably sufficient, timely, and usable information to enable Platform to analyze customer complaint activity and trends for risk management purposes (which will be deemed Platform Confidential Information).

(e)	Platform and User Compliance. You shall not, nor shall the Application enable or encourage Users to:
i.
Use the Services to violate the Legal Requirements or for any illegal, unauthorized, fraudulent, unlawful, deceptive, or abusive purposes or in any manner intended to harm a User, SynapseFI, Bank or any third party;

ii.
Circumvent SynapseFI's or Bank’s rules, policies, or intended limitations for any feature of the Services, as set out in this Agreement, the agreements and other requirements listed in the Specification Sheet, the API Documentation, Legal Requirements, or any other requirements communicated to you in writing by Synapse;

iii.	Use the Services in a manner inconsistent with the API Documentation;
iv.	Interfere with, modify, disrupt or disable functionality of any the APIs;
v.	Violate the Acceptable Use Policy; or
vi.	Attempt any of the above.
Platform acknowledges and agrees that it is responsible for any and all actions taken through User accounts.
(f)
Monitoring and Reporting.  You will take commercially reasonable steps to ensure that a User’s activities do not violate any requirements in subsection (e) above.  If you detect any such activities or any other suspicious activity with a User, you will immediately notify SynapseFI at help@synapsefi.com.

(g)
Marketing.  Platform will be responsible for its own costs and expenses associated with the marketing of any Application and will further be responsible for ensuring that all Marketing Materials and Platform's marketing methods comply with Legal Requirements.  In marketing this Agreement and the Services, Platform shall (i) portray the Services accurately and consistently, (ii) strictly adhere and conform at all times to Synapse's Marketing Guidelines, which shall be delivered to Platform and may be updated from time to time. SynapseFI may request at any time changes to Platform's information, marketing, and disclosures. In such cases, SynapseFI shall provide a notice with such modifications to be made and a viable timeframe to do so; provided, however, that changes needed due to regulatory concerns shall be implemented in no later than 24 hours from SynapseFI's notice to Platform. If Platform cannot perform such changes in the timeframe provided, Platform shall remove any pages related to the Services herein. The failure of making the changes in the appropriated timeline or to removing such pages from Platform shall be considered a material breach of contract and cause for immediate termination, notwithstanding anything on the contrary provided in this Agreement.

(h)
Press.  In connection to the Section above, Platform agrees that any press release or interview provided by Platform to either a specialized or a general public shall abide to the Marketing Guidelines and Legal Requirements. In the case of any press release or written material that is distributed, Platform shall provide such material for Synapse's prior approval, which shall not be unreasonably withheld. In the case of an interview, Platform understands that Synapse may request that Platform provides clarification or rectification of any issue that may have been showed in discordance with the Marketing Guidelines and/or Legal Requirements.

(i)
Notice for Material Adverse Change.  Platform will promptly give written notice to SynapseFI of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of Platform that is material to the Program and any pending, or a threat of, litigation that is material to the Program, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Platform that are material to the Program.

(j)
Authentication Procedure.  You will be responsible for establishing and maintaining Application controls, including authentication procedures, which, at a minimum, comply with applicable ACH, wire transfer and deposit account standards.

4.	Privacy and Data Security.
(a)
Platform Privacy Policy.  You must publish and comply with a privacy policy that is prominently displayed and readily accessible from every Application from which your Bank services can be accessed.  Your privacy policy must: (i) comply with Legal Requirements (ii) incorporate our Privacy Policy by reference with a hyperlink (https://synapsefi.com/privacy); and (iii) clearly explain what data you collect, how you will use it, how you will share it with SynapseFI, Bank, our service providers, and other third parties of Platform, and how you will store the data.

(b)
Collection of Data.  Your collection of User Data, as that term is defined below, must be limited to that which you need to for a User to use your Application and for us to provide the Services.  Unless otherwise approved in writing by SynapseFI in your Specification Sheet, you are prohibited from storing User Data.

(c)
Use of Data.  You must obtain a User’s express consent to use their data for the Application, and for any functions enabled by the Services.  You understand and agree that you must also obtain express consent from a User before using their data for any purpose other than for your Application.  You are prohibited from using User Data for any purpose other than the purpose(s) for which the User provided consent to use the data.  You understand and agree that you may only use data that you receive via the Services in accordance with this Agreement, the API Documentation, and any other applicable SynapseFI terms or policies.  Your collection, use, and storage of User Data must comply with any requirements that SynapseFI may communicate to you from time to time and with all Legal Requirements.  You are prohibited from selling, transferring, sublicensing, and/or assigning any interest in any data that you access via the Services.  You acknowledge that you are solely responsible for your use and your Application’s use of any User Data.  You are prohibited from using User Data to send unsolicited communications or engage in marketing or other sales activities unless authorized by the User.

(d)
User Data License.  To the extent allowed by law, User Data shall be and remain the sole and exclusive property of Platform and Platform shall retain exclusive rights and ownership thereto; provided, however, that Platform grants SynapseFI a perpetual, fully-paid, worldwide, non-exclusive, royalty-free right and license to use the User Data for its internal research and development, risk mitigation and machine learning purposes, subject to the collection requirements set forth in subsection (b) above, and the confidentiality provisions set forth in Section 8 below.

(e)
General Data Protection Regulation.  For purposes of the General Data Protection Regulation ("GDPR"), which comes into effect on May 25, 2018, and as applicable to the collection and processing of personal data of European Union residents, the Parties acknowledge that Platform shall be the Data Controller, as that term is defined under the GDPR, of all personal data processed by SynapseFI in connection with this Agreement, and that SynapseFI shall be the Data Processor, as that term is defined under the GDPR, in respect of such personal data.  The Parties further acknowledge that if personal data of European Residents is captured and/or stored by Platform in the performance of the Application Services, as of May 25, 2018, Platform shall be compliant with all applicable provisions of the GDPR.

(f)
Protection of Data.  You are solely responsible for the security of User Data, Confidential Information or other data in your Application or otherwise in your possession or control.  You must maintain commercially reasonable administrative, technical, and physical procedures to protect User Data and Confidential Information stored on your servers from unauthorized access, accidental loss, modification, or breach, and will comply with Applicable Laws when you handle User Data.  You must comply with breach notification requirements in the event of any unauthorized access or use of such data, as required by Legal Requirements.  For the purpose of this Agreement, Penetration Testing shall be considered authorized access of your Application and not a breach of User Data.

(g)
Use and Security of OAuth Key and Refresh Tokens.  SynapseFI may issue you or your Application oauth keys and refresh tokens to access the User resources through the Services (the "OAuth Keys and Refresh Tokens").  All OAuth Keys and Refresh Tokens are Confidential Information and are property of SynapseFI.  You are prohibited from selling, transferring, sublicensing, or disclosing your OAuth Keys and Refresh Tokens to any third party.  You understand and agree that you are liable for any actions performed using your OAuth Keys and Refresh Tokens.  Any access or attempt to access the Services using your OAuth Keys and Refresh Tokens must comply with the API Documentation.  SynapseFI may revoke OAuth Keys and Refresh Tokens for any reason in SynapseFI's sole discretion.  You will comply with any request from Users to discontinue use of OAuth Keys and Refresh Tokens associated with such User.

(h)
Compliance with Privacy and Data Security Requirements.  You agree to comply with all of the Legal Requirements in connection with your collection, storage, use, and transfer of any User Data relating to your Application.  You must also comply with any privacy or data security requirements communicated to you by SynapseFI.  SynapseFI may request information regarding your privacy or data security practices at any time and you must provide such information within the time frame specified by SynapseFI.

(i)	Security Guidelines. Platform also agrees to:
i.
Develop, implement, maintain and use appropriate administrative, technical and physical security measures to (A) protect all information provided to you in connection with the Services against accidental loss, unauthorized alteration, disclosure or access and other unlawful forms of processing, and (B) preserve the confidentiality, integrity and availability of all electronically maintained or transmitted User Data received from, or on behalf of its Users.

ii.	Protect such User Data no less rigorously than Platform protects its own confidential information.
iii.	Periodically, but no less frequently than annually, test the Application for potential security liabilities.
iv.
Upon reasonable written request, provide copies of Platform's written security and data protection policies, and any procedures, audits, risk assessments, reports and other relevant documents that Platform has readily available as are necessary to verify Platform's compliance with this Section 4.

v.	Serve all Confidential Information, API requests and other information requested by SynapseFI over HTTPS secure connections which at a minimum, is equivalent to TLS 256-bit encryption technology;
vi.	Maintain a grade of an "A" or better from SSL Labs (https://www.ssllabs.com) or an equivalent service approved in writing by Synapse; and
vii.	Follow all other security guidelines published by or provided by SynapseFI to you in this Agreement and on the API Documentation.
(j)
Security Breach.  Platform is solely responsible for the security of the Application, your Platform Account, and your use of Confidential Information.  Platform agrees that in the event there is a breach of security resulting in unauthorized access, loss or disclosure of the User Data or other Confidential Information, you will promptly (within 24 hours) notify SynapseFI of such breach, the nature of such breach, and the corrective action taken to respond to the breach and, upon three (3) Business Days prior written request, will provide access to SynapseFI to investigate such breach.  You agree that the payment of losses and fines relating to such breach (including, without limitation, any fines assessed by any other regulatory authority) incurred as a result of confidentiality or data breach and the cost of identity theft protection services (if required by law) for affected Users are direct damages.  In our sole discretion, we may take any action, including suspension of your API Keys and other access credentials, to maintain the integrity and security of the Services, User Data or other Confidential Information, or to prevent harm to you, us, User, or other third parties.  You waive any right to make a claim against us for losses you incur that may result from our actions.

(k)
SynapseFI Security.  SynapseFI is responsible for protecting the security of User Data and other Confidential Information in our possession or control.  We will maintain commercially reasonable administrative, technical, and physical security measures to protect User Data and Confidential Information stored in our servers from unauthorized access, accidental loss, modification, or breach, and we will comply with Applicable Laws when we handle User Data.  However, the Parties hereto acknowledge and agree that no security system is impenetrable and we cannot guarantee that unauthorized parties will never be able to defeat our security measures or misuse any data in our possession.  You provide User Data and Confidential Information to SynapseFI with the understanding that any security measures we provide may not be appropriate or adequate for your business, and agree to implement your own security controls and any additional controls that meet your specific requirements.  We will comply with our obligations under Legal Requirements if we become aware that we caused a loss, theft, or breach of User Data.  We will also notify you and provide you sufficient information regarding the loss, theft or breach to help you mitigate any negative impact on the User.

(l)
SynapseFI and User Privacy.  SynapseFI will maintain the privacy of User Data in accordance with our Terms of Service and our Privacy Policy.  SynapseFI will not use User Data to market to your Users unless we have received expressed consent from a User to do so.  You acknowledge that SynapseFI will share User Data with Bank and our service providers in connection with providing the Services contemplated by this Agreement, in addition to providing risk and compliance services to the Bank.  You understand that the Services may require you to make a selection for each User on whether the User is searchable on SynapseFI's website dashboard or other services.  You are responsible for reviewing the API documentation and implementing such restrictions.

5.	Customer Support.
(a)
General.  SynapseFI will provide you with commercially reasonable customer support for requests received via our Support Channels or the discussion pages linked to our API Documentation during Support Hours as further detailed below.

(b)
Technical Support.  SynapseFI will provide support for technical issues relating to your integration with our API and the inputs and responses of the API or other software related Services.  Technical Support requests must be submitted through our Support Channels.  SynapseFI will respond to support requests within twenty-four hours for critical technical issues (e.g., user creation, identity verification, and transaction creation services are systematically not working or are significantly impaired).  All other technical support requests will be responded to in a commercially reasonable amount of time depending on the nature of such requests.

(c)
Operation Support.  SynapseFI will provide support for operations issues relating to a specific User, Node, or Transaction submitted through our Support Channels only.  You will not submit a User’s Personal Information or other Sensitive Personal Information through our Support Channels.  Such information may only be submitted to the production API or the dashboard of your Platform Account.  SynapseFI will be responded to operation support requests within a commercially reasonable amount of time depending on the nature of such requests.

(d)	Status Page. You may view and subscribe to updates of the status of API uptimes and responses times and other Services by visiting our Status Page.
(e)
Priority Support.  If provided on your Order Form, we will provide you with priority support with (i) a dedicated account manager, (ii) a private technical support channel (e.g., Slack channel), and (iii) prioritized review and response to your support requests submitted via our Support Channels.

(f)
Response and Resolution.  Platform support requests relating to operational matters (e.g., production User or Transaction requests) will be responded to within a commercially reasonable amount of time.  Other non-critical issues and feature requests will be responded to in a time dependent on the nature of the request, at SynapseFI's sole discretion.  SynapseFI strives to resolve requests promptly; however, resolution time cannot be guaranteed given that the nature of requests may vary.

6.	Fees and Billing.
(a)
Fees.  The subscription fee, together with the startup subscription fee, if applicable, is payable in advance for the Term of this Agreement as specified in the Order Form.  You agree to pay the subscription and, if applicable, the startup subscription fee, Transaction Fees and other fees described in the Order Form (the “Fees”).  Synapse reserves the right to change the Fees and to institute new fees at the end of the Initial Service Term or each Renewal Term, upon thirty (30) days prior notice to you.  The continued use of any of the Services will be considered acceptance of such new Fees. If by the end of the Initial Service Term no new fees are institute, the Subscription Fees in place shall apply for the new Term of this Agreement. The Parties may agree to include new Services by executing a new Order Form.

(b)	Transaction Fees. The Transaction Fees in the Order Form will be deducted from the transaction total depending on the receiving Node type.
(c)
Other Fees.  All other fees noted in the Order Form (if any) or otherwise provided to you will be deducted at the time of use from your Deposit Account with Bank or your designated bank account.  If you elect to bill your Deposit Account for such fees or Transaction Fees, you will pre-fund this account with sufficient funds for fees as needed.  If the balance in your Deposit Account is zero or negative, your ability to use such services may be limited or otherwise not be allowed.

(d)
Billing.  You will be billed automatically from your Deposit Account with Bank or your other designated bank account, based on your elected payment schedule for the Term Fee period, as set forth in the Order Form.  Amounts that remain unpaid for thirty (30) days are subject to a finance charge of 1.5% per month on any outstanding balance, or the maximum permitted by law, whichever is lower, plus all expenses of collection, and may result in immediate termination of this Agreement or revoking of your API Keys and access to any Services.  Term Fees are billed in advance on or before the fifth (5th) day or the next Business Day of the month based on your payment schedule, unless notified otherwise by SynapseFI.  If you believe that SynapseFI incorrectly billed you, you must email us at help@synapsefi.com no later than sixty (60) days after the closing date on the first billing statement in which the error or problem appeared, in order to receive an adjustment or credit.

(e)
Authorization to Debit.  Platform authorizes SynapseFI to debit the Reserve Account at any time without further notice to or consent of Platform for any of your liabilities or obligations under this Agreement.  Platform further authorize SynapseFI to replenish the Reserve Account or satisfy any of your financial obligations under this Agreement at any time by: (i) transferring funds from your Deposit Account(s) with Bank; or (ii) debiting funds from other accounts associated with your Platform Account held at third party financial institutions.

7.	Intellectual Property and Limited License.
(a)
License Grant.  SynapseFI grants to you a limited, non-exclusive, non-transferable, non-sublicensable, revocable license during the term of this Agreement to access our Services and integrate the APIs, including all Updates, into your Application in order to provide the API-enabled services to your Application’s Users, in accordance with this Agreement ("License") and any Addenda applicable to your use of the APIs and Services.  Your right to use our Services and integrate the APIs is set forth and limited in accordance with your Order Forms and Specification Sheet.  This License may be immediately revoked or terminated by SynapseFI if you breach this Agreement or if you share your API Keys with any third party, other than a third party service provider who needs such information in order to perform services for you.

(b)
SynapseFI Trademarks.  SynapseFI grants to you limited, non-exclusive, non-transferable, non-sublicensable, revocable license to use SynapseFI's trade names, trademarks, logos, and domain names, an updated listing of which can be found at https://synapsefi.com/resources (the "SynapseFI Marks"), to publicize your Application’s integration of the APIs and the services enabled by your integration.  We may revoke this license at any time at our discretion.  If revoked, you agree to promptly remove any SynapseFI Marks from your website, Application, marketing materials, and any other material provided to Users or other third parties.  You may only use SynapseFI Marks on the portion of your website or Application that directly relates to the Bank services, such as pages displaying deposit account balance, transactions history, or creating transactions.  You may not misrepresent your relationship with SynapseFI.  You may not use SynapseFI Marks to show SynapseFI or our Services in a disparaging or derogatory light, or in some other way that may be damaging to our brand or interests in the SynapseFI Marks.  We may also provide you with style or usage guidelines describing such things as size, color, or relative placement of the SynapseFI Marks.  You may only use the SynapseFI Marks consistent with those guidelines except where we expressly agree otherwise with you in writing.  You will update your use of the SynapseFI Marks to conform to changes in the guidelines within a reasonable time after we provide you notice of the change.  All use of the SynapseFI Marks and any goodwill associated with the SynapseFI Marks will inure to the benefit of SynapseFI.  You are prohibited from using the SynapseFI Marks except as expressly authorized herein without SynapseFI's prior written consent.

(c)
Platform License to SynapseFI.  You grant to SynapseFI a paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable, revocable license during the term of this Agreement to use your company and/or product name, your trade names, trademarks, logos, domain name, and your Application’s content and/or images to publicize your Application, your Application’s integration of the APIs, and the services enabled by your integration (collectively, the "Platform Materials"), in any medium, whether online, oral, written, electronic, in print, or through any other means of communication.  If Platform provides SynapseFI with style or usage guidelines, SynapseFI will only use the Platform Materials consistent with those guidelines except where you express agree otherwise in writing.

(d)
Synapse is the exclusive owner of and retains all rights, titles and interests to the APIs and Services, the Synapse network and system and all modifications, enhancements, upgrades and updates thereto; the Synapse Mark, and all intellectual property rights therein and thereto (collectively, the "Synapse IP").  You retain all rights, title and interest in the intellectual property of the portions of your Application that do not include the Services or any other Synapse IP (“Platform IP”).  There are no implied licenses under this Agreement.  Except as set out in the Agreement, neither Party shall acquire any rights in the foregoing and neither Party shall copy, transmit, transfer, modify or create derivative works, reverse engineer, reverse compile, reverse assemble or otherwise determine or derive source code of the other Party’s IP, nor permit or authorize any third party to do any of the foregoing.  You shall not wrap our Services or API with your API for resell or otherwise attempt to "white label" our Services with your Application or similar services.

(e)
Feedback.  We may use any feedback you provide to SynapseFI about our Services without any obligation to you ("Feedback").  You grant SynapseFI all rights, title and ownership of such Feedback, including all intellectual property rights therein.  You will not acquire any rights or licenses in the Services or in any SynapseFI IP through your provision of Feedback to SynapseFI.

8.	Confidentiality.
(a)
Obligation; Compelled Disclosure.  The Receiving Party agree to (i) use a reasonable degree of care to protect the confidentiality of Confidential Information from unauthorized use and (ii) not to use it for any purpose other than solely as required and necessary to perform your obligations under this Agreement, as set forth under the terms of this Agreement or as required by Legal Requirements.  In the event Confidential Information is required to be disclosed by a court, government agency, regulatory requirement, or similar disclosure requirement, the Receiving Party must immediately notify the Disclosing Party.  The Receiving Party’s obligation to maintain the confidentiality of Confidential Information will survive the termination of this Agreement.

(b)
Disclosure to Third Parties.  If disclosure of Confidential Information to third parties is required or allowed under this Agreement, then the Receiving Party must ensure that such third parties have express obligations of confidentiality and non-disclosure substantially similar to the Receiving Party's obligations under this Agreement.  The Receiving Party will be liable for all damages arising out of such third parties’ disclosure of Confidential Information.

(c)
Relief.  Notwithstanding Section 13(m) ("Arbitration"), Platform acknowledges that any a violation of this Section 8 ("Confidentiality") or threatened violation may cause irreparable injury to the Disclosing Party and, in addition to any other remedies that may be available, in law, in equity or otherwise, the Disclosing Party shall be entitled to seek injunctive relief against the threatened breach of this section or the continuation of any such breach by the Receiving Party.  The state and federal courts located in San Francisco County, California will have exclusive jurisdiction to adjudicate any dispute relating to this section.

9.	Losses and Reserves.
(a)
Losses.  You understand that you are responsible and liable for all Losses and all reasonable Expenses to SynapseFI or Bank resulting from use of the Services and Bank services by you or your Users, except to the extent such Losses or Expenses were caused by fraudulent activity of SynapseFI or Bank.  In the event SynapseFI notifies you of any reversals, losses or other expenses under this section, you will reimburse SynapseFI for such losses within one (1) Business Day.

(b)
User Fraud and Fraud Recovery.  Without limiting Section 9(a) above, Platform agrees that it will be responsible for and liable to SynapseFI and the Bank for all Losses from User fraud or reasonable Expenses incurred by SynapseFI or Bank in seeking fraud recovery under Legal Requirements that was a result of Platform's actions or inaction, including actions of Platform employees and subcontractors.  Platform will cooperate fully with SynapseFI and the Bank and engage in any commercially reasonable efforts to locate and prosecute the perpetrator of any such unauthorized activity or fraud and will bear the reasonable costs thereof.

(c)
Reserve Account.  Platform will establish with Bank and will fund a Reserve Account separate from its Deposit Account, to secure your liability to SynapseFI under this Agreement, the Incorporated Agreements, and for any Losses, Expenses, Fees or other obligations.  Platform agrees that the Reserve Account shall be held by Bank on behalf of Platform and subject to the control of SynapseFI and Bank.  Platform shall fund the Reserve Account with the Initial Reserve Amount.  The Initial Reserve Amount may be adjusted by SynapseFI from time to time based on our due diligence and risk assessments or upon request from Bank.  SynapseFI will notify Platform in writing of any change in the Reserve Amount at least three (3) Business Days in advance.  Platform will maintain a minimum balance in the Reserve Account at all times at least equal to the Reserve Amount and will, upon demand or notice from SynapseFI, promptly fund any deficit in immediately available funds.  Platform agrees that failure to timely pay any material amounts due to SynapseFI hereunder and failure to establish or maintain the Reserve Amount is a failure to perform in a material obligation under this Agreement and triggers SynapseFI's right to terminate under Section 11(a)(i)(B), subject to the cure period set forth therein.  If this Agreement is terminated for any reason, the Reserve Amount shall be maintained in the Reserve Account for a period of up to one hundred twenty (120) days from the date of the last Transaction requests by Platform or a User of Platform.  Following this retention period, the Reserve Account will be terminated and the balance in the Reserve Account, if any, shall be paid to Platform within ten (10) Business Days.  Platform shall not at any time grant any security interest in or permit a lien to be placed on the Reserve Account to any person or entity without the prior written consent of SynapseFI.  If requested by SynapseFI, Platform shall grant SynapseFI a security interest in the Reserve Account and provide any other requested documentation in order to perfect such security interest.

10.	Representations and Warranties.
(a)	Platform Representations and Warranties. Platform represents and warrants to SynapseFI that:
i.	Platform’s use of the Services will not violate any agreement or obligation between Platform and any third party.

ii.	Platform will use the Services in compliance with Legal Requirements.
iii.
Platform has obtained and is in compliance with all requirements and conditions of, all licenses, permits, memberships, consents and authorizations from all Regulatory Authorities required to enter into this Agreement, provide the Application to Users and perform its obligations under this Agreement.

iv.
No information delivered by Platform to SynapseFI under this Agreement will infringe on any copyright, patent, trade secret or other proprietary right held by any third party or constitutes a violation of Legal Requirements.

v.
When executed and delivered by Platform, this Agreement will constitute the legal, valid, and binding obligation of Platform, enforceable in accordance with its terms and no consent or approval of any third party is required for the valid execution, delivery and performance of this Agreement by Platform.

vi.
Platform will only provide access to the Services and Confidential Information to those employees or subcontractors of Platform who have a need to know and only to the extent necessary to enable Platform to use the Services in accordance with this Agreement and will take reasonable steps to ensure that its employees and subcontractors only access and use the Services and Confidential Information in the exercise of their official duties.

vii.	Platform shall comply with the Acceptable Use Policy.
viii.
All other of Platform’s representations and warranties provided to SynapseFI to create your Platform Account and pursuant to your Specification Sheet and this Agreement (including Exhibits) are materially true and accurate.

ix.	Except as otherwise disclosed in in writing by Platform to SynapseFI, neither Platform nor, to the knowledge of the Platform, any principal of Platform is or has been subject to the following:
A.	Criminal conviction (except minor traffic offenses and other petty offenses);
B.	Any unpaid Federal or state tax lien;
C.
Administrative or enforcement proceedings commenced by any Regulatory Authority (including, but not limited to, the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade Commission, federal or state financial institution or money transmitter regulator, or any other state or federal regulatory agency); and

D.	Restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or unfair or deceptive practices on the part of Platform or any principal thereof.
For purposes of this subsection (ix), the word "principal" shall include any person directly or indirectly owning ten percent (10%) or more of the equity interests in Platform, any officer or director of the Platform or any person actively participating, or having the right to participate, in the control of Platform’s business.  SynapseFI, as agent of Bank, hereby reserve the right to order background checks and litigation reports on such principals as part of its due diligence process.
x.
Except as otherwise disclosed in in writing by Platform to SynapseFI, there are no pending or threatened against Platform, any litigation or legal proceeding of any kind, including without limitation, any judicial, tax, administrative or arbitration proceeding, which if adversely determined could reasonably be expected to materially and adversely affect Platform’s business, continuing operation, or ability to perform its obligations under this Agreement.

(b)	SynapseFI Representations and Warranties. SynapseFI represents and warrants to Platform that:
i.
It has the authority to enter into this Agreement and perform the Services required of it hereunder, and that the license of the API to Platform does not violate any agreement or obligation between SynapseFI and any third party.

ii.	The Services offered to you are in compliance with the Legal Requirements and will be performed in a professional manner consistent with industry practices.

iii.	When executed and delivered by SynapseFI, this Agreement will constitute the legal, valid, and binding obligation of SynapseFI, enforceable in accordance with its terms.
11.
Term.  This Agreement will commence on the Effective Date and remain effective until either Party terminates the Agreement as set forth in this Section 11.  The Order Form shall specify its Initial Service Term, which shall be automatically renewed for the Renewal Term, without limitation, unless either Party notifies the other thirty (30) days before the end of the Term.  (The initial service term and any renewal term shall be collectively be defined as the “Term”).

(a)
Event of Material Failure and Termination of Agreement.  Either SynapseFI or Platform, as the non-defaulting Party, shall have the right to terminate this Agreement or an applicable addendum upon the occurrence of one or more of the following events:

i.
Failure by the other Party to observe or perform, in any material respect, that Party’s material obligations to the other Party hereunder, so long as the failure is not due to the actions or failure to act of the terminating Party, but only if the failure continues for a period of (A) thirty (30) days after the non-performing Party receives written notice from the other Party specifying the failure in the case of a failure not involving the payment of money, or (B) ten (10) days after the non-performing Party receives written notice from the other Party specifying the failure in the case of a failure to pay any amount then due hereunder; provided, however, that either Party, in its sole discretion, may terminate this Agreement without such a cure period if a substantially similar material failure has previously occurred on two (2) occasions within the prior twelve (12) months.

ii.	Making of a warranty, representation, statement or response in connection with this Agreement that was untrue in any material respect on the date it was made.
iii.
The non-terminating Party (A) voluntarily or involuntary (and such involuntary petition or proceeding is not dismissed within sixty (60) days) commences (or is the subject of, as the case may be) any proceeding or filing of any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, (C) makes a general assignment for the benefit of creditors, (D) commences the winding up or liquidation of its business or affairs, or (E) takes corporate action for the purpose of affecting any of the foregoing.

iv.
Upon material change to, enactment of, or material change in interpretation or enforcement of any law, interpretative guidance or policy statements which would have a material adverse effect upon such Party’s ability to perform its obligations under this Agreement, provided, however, that the Parties, upon written request from the non-terminating Party, will first meet in good faith for a period of thirty (30) days, if allowed by the applicable Regulatory Authority, to negotiate changes to this Agreement and/or administration of the services that would resolve the concerns of the terminating Party.

v.	Violation by a Party of any material Legal Requirement relating to the performance of this Agreement.
vi.
Upon direction from any Regulatory Authority to either Party to cease or materially limit performance of the rights or obligations under this Agreement or the inability to obtain any required regulatory approvals.

vii.
Upon a Force Majeure Event described in Section 12(d) ("Force Majeure") that materially prevents or impedes a Party from performing its obligations hereunder for a period of more than ten (10) Business Days.

(b)	Certain Services.
i.
In addition to any other remedies available to SynapseFI under this Agreement, Platform agrees that should any material failure occur or should SynapseFI, in its reasonable discretion, or a Regulatory Authority, determine that Platform may be subject to undue risk of intellectual property breach, privacy or security breach, fraud, illegal activity or money laundering, SynapseFI may, with notice, (i) change your Specification Sheet or the Services terms; or (ii) suspend entirely the Services including any aspect or function of the Bank services until SynapseFI, Bank or the Regulatory Authority has had a reasonable opportunity to investigate or resolve such event or activity.

ii.
In the event SynapseFI materially modifies the Services under Section 12(g) ("Modifications"), SynapseFI will assist the Platform to ensure an orderly transition for Platform with any affected Users as set forth in accordance with Section 11(c) below.

(c)	Effect of Termination and Transition Assistance.
i.
General.  Termination or expiration of this Agreement shall not preclude either Party from pursuing other remedies available to it, including injunctive relief, nor shall such termination or expiration relieve either Party’s obligation to pay all fees or charges that have accrued under this Agreement.

ii.
Transition Services.  If this Agreement is terminated for any reason except non-payment of Fees, SynapseFI will provide commercially reasonable efforts to transition Platform and related User Data to a subsequent bank services provider.  Additionally, Platform may have view only access of User Data through the Services for thirty (30) days after termination unless notified otherwise by SynapseFI.

iii.
Early Termination Fee.  In the event Platform terminates this Agreement or any applicable addendum for a reason not set forth in subsection (a) above, prior to the end of the Initial Service Term or during any subsequent renewal term, Platform shall be obligated to immediately pay SynapseFI, as liquidated damages for lost profits and not as a penalty, an early termination fee equal to the amount of remaining Term Fees left on the then-current Term.  Such early termination fee shall be presumed to be the amount of damages sustained by SynapseFI as a result of such early termination and Platform agrees that it is reasonable under the circumstances.

iv.
No Public Statements.  In no event will any parties make any public statement or customer communication regarding the termination or wind-down of this Agreement, or any Bank services without the express prior written approval of SynapseFI, Bank, and Platform, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, either Party may communicate the termination or expiration of this Agreement with Bank, the Users and any other party that Platform has contracted with to provide any marketing or other service with regard to the Bank services, as long as there is nothing in such communications that may disparage, reflect negatively on, or otherwise detrimentally affects the other Party.

v.
Survival.  Notwithstanding any other provision of this Agreement, the representations, warranties, covenants and indemnities of or by either Party contained herein or in any certificate, document or instrument delivered pursuant to the API Documentation, the Incorporated Agreements, or this Agreement, including, but not limited to Section 2(h) ("Costs"), Section 4 ("Privacy and Data Security"), Section 6 ("Fees and Billing") Section 7(d) ("Ownership"), Section 7(e) ("Feedback"), Section 8 ("Confidentiality"), Section 9 ("Losses and Reserves"), Section 10(a) ("Platform Representations and Warranties"), Section 11(c) ("Effect of Termination and Transition Assistance"), and Section 12 ("General Terms") shall survive the termination of this Agreement.

12.	General Terms.
(a)
Limitation of Liability.  IN NO EVENT WILL SYNAPSEFI BE LIABLE TO YOU OR ANY THIRD PARTY UNDER ANY CIRCUMSTANCES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY, DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA, OR OTHER INTANGIBLE LOSSES INCURRED IN CONNECTION WITH: (i) THIS AGREEMENT, (ii) A DEPOSIT AGREEMENT, (iii) THE TERMS OF SERVICE, OR (iv) YOUR USE OF, INABILITY TO USE, OR UNAVAILABILITY OF THE SERVICES, UNDER ANY THEORY OF LIABILITY OR CAUSE OF ACTION WHETHER IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHERWISE, REGARDLESS OF WHETHER SYNAPSEFI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT WILL SYNAPSEFI'S LIABILITY EXCEED THE FEES SYNAPSEFI HAS RECEIVED FROM PLATFORM DURING THE PRECEDING THREE (3) MONTHS.  THIS LIMITATION OF LIABILITY SECTION WILL APPLY TO THE FULLEST EXTENT PERMITTED BY LAW.

(b)
Indemnification.  You agree to defend, indemnify and hold harmless SynapseFI and Bank or their affiliates, subsidiaries, officers, directors, agents, employees, and suppliers (collectively, "SynapseFI Indemnitees") from any third party claims, actions, proceedings, and suits and related liabilities, damages, settlements, penalties, fines, costs, or expenses (including reasonable attorneys’ fees and other litigation expenses) arising from: (a) your violation of the Agreements, the Deposit Agreement, the Terms of Service, the API Documentation, or any other applicable SynapseFI terms or policies; (b) your access or use of the Services or Bank services under your Deposit Agreement; (c) your negligence or misconduct; (d) any data breach of User Data, and/or (d) your actual or alleged violation of any User’s or other third party rights or any Legal Requirements.

(c)
Warranty.  EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 10(b) ("SYNAPSEFI REPRESENTATIONS AND WARRANTIES"), NO OTHER REPRESENTATIONS AND WARRANTIES ARE GIVEN BY SYNAPSEFI AND THE SERVICES AND OTHER SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED "AS IS" AND "AS AVAILABLE," WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SYNAPSEFI MAKES NO REPRESENTATION OR WARRANTY THAT THE SERVICES WILL MEET YOUR REQUIREMENTS, BE CONTINUOUS, UNINTERRUPTED, OR ERROR-FREE.  THIS DISCLAIMER OF WARRANTY SECTION SHALL APPLY TO THE FULLEST EXTENT PERMITTED BY LAW IN THE APPLICABLE JURISDICTION.

(d)
Force Majeure.  Except to the extent provided in Section 9 ("Losses and Reserves"), no Party shall be liable to the other Party, nor deemed to have defaulted under or breached this Agreement, for failure to perform or delay in performing its obligations hereunder when and to the extent that such Party’s failure or delay is caused by or results from a Force Majeure Event.  The Party suffering a Force Majeure Event shall give notice to the other Party stating the period of time the occurrence is expected to continue, and shall use all diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Events are minimized.

(e)
Taxes.  Each Party is liable for all taxes, duties, levies or tariffs or charges of any kind imposed by any federal, state or local governmental entity with respect to the net income such Party recognizes in connection with the Agreement and, in the case of Platform, the sale of Platform’s services.

(f)
Assignment.  Platform may not transfer, assign, or delegate this Agreement or any of its rights, obligations, or duties hereunder.  SynapseFI may transfer or assign this Agreement or any of its rights, obligations, or duties hereunder at any time.

(g)
Modifications.  SynapseFI reserves the right to modify from time to time the terms of this Agreement and any Incorporated Agreement upon thirty (30) days' prior written notice to Platform unless such modifications are to benefit to Platform or relate to new services.  SynapseFI may modify the Services provided hereunder at the request of Bank or otherwise as may be necessary from time to time upon written notice to Platform and Users, as applicable.  In the event Platform reasonably determines such modifications are materially adverse to Platform’s services for Users, Platform may terminate this Agreement by providing SynapseFI notice thereof within thirty (30) days of Platform's receipt of such notice.  Platform shall be deemed to have approved and accepted such modifications unless SynapseFI receives Platform’s written notice of termination within such 30-day period.  No other modifications to this Agreement, and not modification to the Term or Fees payable hereunder, shall be valid unless signed in writing by Platform and SynapseFI.

(h)
Independent Contractors.  Platform and SynapseFI are independent entities, and this Agreement does not create any partnership, agency, or employment relationship between Platform and SynapseFI.  Each Party may not attempt to represent, warrant, or obligate the other Party to any commitment with any third party.  You also understand and agree that SynapseFI and Bank are independent contractors with respect to each other in performing their respective obligations under their respective agreements with you and each other.  Nothing in this Agreement shall be deemed, nor shall it cause, SynapseFI and Bank to be treated as partners, joint venturers, or otherwise as joint associates for profit.  Neither SynapseFI nor Bank shall have any liability to you for the performance or nonperformance by, or the actions or omissions of, the other.

(i)	No Other Third-Party Rights. This Agreement is intended for the exclusive benefit of Platform, SynapseFI, and Bank, and is not intended to benefit any third party.
(j)
Interpretation.  The Parties agree that the Parties have carefully reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.  The section headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

(k)
Severability.  In the event that any part of this Agreement is deemed by an arbitrator, a court, regulatory authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement.  The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

(l)
Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws (excluding conflict of laws rules) of the State of California, and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws.

(m)
Arbitration.  Any controversy or claim arising out of or relating to this Agreement, as well as any extension or modification thereof, shall be settled by arbitration administered by the American Arbitration Association (the "Association"), conducted on a confidential basis, under the then current Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, strictly in accordance with the terms of this Agreement and the substantive law of the State of California.  The arbitration shall be held at the regional office of the Association located closest to the principal place of business of SynapseFI and conducted by three arbitrators.  SynapseFI may in its sole discretion elect for the arbitration to be moved to Shelby County, TN in the event a dispute relates to similar subject matter or events of a dispute between Platform and/or User and Bank.  Unless otherwise agreed, the arbitration decision shall be issued within 30 days after the date of closing of the arbitration hearing.  The arbitrators may grant any remedy or relief that could otherwise be awarded under the law.  The award rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction.  The parties will jointly pay arbitration costs pending a decision by the arbitrators.  The losing party will pay the costs of the arbitration and the reasonable legal fees and expenses of the prevailing party, as determined by the arbitrators.

(n)	Notice and Electronic Communication.
i.
Notice to Platform.  To the fullest extent permitted by law, this Agreement, notices and other communications (collectively, "Communications") from SynapseFI to Platform regarding this Agreement may be provided to you electronically, and Platform consents and agrees to receive those Communications in an electronic form.  Electronic Communications may be posted on the pages within the SynapseFI's website, the dashboard for your Platform Account, the API Documentation, or other Services provided and/or delivered by SynapseFI to the email address noted on your Order Form or associated with your Platform Account.  Platform may print a paper copy of or download any electronic communication and retain it for your records.  All Communications in electronic format will be considered to be "in writing," and to have been received no later than twenty-four (24) hours after posting or dissemination, whether or not you have received or retrieved the communication.  SynapseFI reserves the right to provide Communications in paper format.  Platform agrees to give us notice of any change of your postal or email address.  Platform’s consent to receive Communications electronically is valid until you revoke your consent by notifying us of your decision to do so.  If Platform revokes its consent to receive Communications electronically, SynapseFI may terminate Platform’s right to use the services under this Agreement, and Platform accepts sole liability resulting from an involuntary termination of these services or deposit account(s), to the extent permitted by law.

ii.	Notice to SynapseFI. Platform may give notice to SynapseFI by emailing SynapseFI at legal@synapsefi.com.
(o)
Export Compliance.  Platform shall comply with the export laws and regulations of the United States and other applicable jurisdictions in using the Services and obtain any permits, licenses and authorizations required for such compliance.  Without limiting the foregoing, (i) Platform represents that it is not named on any U.S.  government list of persons or entities prohibited from receiving exports, (ii) Platform shall not permit Users to access or use the Service in violation of any U.S.  export embargo, prohibition or restriction, and (iii) Platform shall comply with all applicable laws regarding the transmission of technical data exported from the United States and the country in which its Users are located.

(p)
United States Government Rights.  The Services are "commercial items" as that term is defined at FAR 2.101.  If Platform or User is a US Federal Government ("Government") Executive Agency (as defined in FAR 2.101), SynapseFI provides the Service, including any related software, technology, technical data, and/or professional services in accordance with the following:  (a) if acquired by or on behalf of any Executive Agency (other than an agency within the Department of Defense (“DoD”), the Government acquires, in accordance with FAR 12.211 (Technical Data) and FAR 12.212 (Computer Software), only those rights in technical data and software customarily provided to the public as defined in this Agreement; or (b) if acquired by or on behalf of any Executive Agency within the DoD, the Government acquires, in accordance with DFARS 227.7202-3 (Rights in commercial computer software or commercial computer software documentation), only those rights in technical data and software customarily provided in this Agreement.  In addition, DFARS 252.227-7015 (Technical Data – Commercial Items) applies to technical data acquired by DoD agencies.  Any Federal Legislative Agency or Federal Judicial Agency shall obtain only those rights in technical data and software customarily provided to the public as set forth in this Agreement.  If any Federal Executive Agency, Federal Legislative Agency, or Federal Judicial Agency has a need for rights not conveyed under the terms described in this section, it must negotiate with SynapseFI to determine if there are acceptable terms for transferring such rights, and a mutually acceptable written addendum specifically conveying such rights must be included in any applicable contract or agreement to be effective.  This United States Government Rights Section is in lieu of, and supersedes, any other FAR, DFARS, or other clause, provision, or supplemental regulation that addresses Government rights in computer software or technical data under this Agreement.

(q)	Insurance.	Platform will maintain, throughout the Term, insurance coverage in the amounts and with companies having ratings "A" or better with in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business and with minimum coverage with limits as detailed in Order Form or as agreed between the Parties; provided however, that Bank or SynapseFI may, in its commercially reasonable discretion, require an increase in such insurance coverage if it can reasonably demonstrate that such coverages are inadequate for the risks covered thereunder. Upon request of SynapseFI, Platform will deliver proof of insurance to SynapseFI.
(r)
Miscellaneous.  The Agreement, the Incorporated Agreements, the API Documentation, and any applicable SynapseFI agreements that you have entered into, constitute the entire agreement between the Parties.  To the extent that the terms of the Agreement conflict with our Terms of Service or Privacy Policy, with respect to your use of the Services, the Agreement will control.  Any failure a Party to enforce any right or provision of the Agreement will not constitute a waiver of such right or provision.

Appendix A
Definitions

"Acceptable Use Policy" means the document provided by SynapseFI to Platform that outlines the restrictions to be followed by both Platform and Users in their use of the API and the associated Services.
"API" means the application protocol interface of SynapseFI which is publically available and documented on the API Documentation.
"API Documentation" means the API documentation pages found at https://docs.synapsefi.com or successor website and the associated support and discussion pages, FAQ pages, blog pages, change log pages, and other announcement pages.
"API Keys" means the API credentials to access and use the authorized APIs, which may include a production and/or UAT Environment application key, secret, or token specific to your Platform Account.
"Applicable Law" means User Data Applicable Laws (as defined below) and any other federal, state, or local law, rule, regulation, ordinance or requirement related to or affecting this Agreement, the Parties hereto, the Platform services and/or the Services.
"Application" means the website and/or other applications designated in the Order Form to be integrated with the Services.
"Business Day" means every day except Saturdays, Sundays, Bank holidays, and federal and state holidays.
"Confidential Information" means any non-public information communicated by the disclosing Party (the “Disclosing Party”) in connection with this Agreement that is marked or declared as "Confidential" or "Proprietary" or if not so marked or declared, should be reasonably understood from the context of disclosure or from the information itself, to be confidential to the Party obligated to keep the information confidential (the “Receiving Party”).  SynapseFI's Confidential Information also includes: (i) User Data created or generated through or by our Services (e.g. GET User 'full_dehydrate' API query response data not relating to Personal Information); (ii) API Keys, OAuth Keys and Refresh Tokens, and any other SynapseFI credential information, including passwords and PINs; (iii) the Security Report or any other information relating to audits of Platform; (iv) any third party audits of SynapseFI provided to you; and (v) all Fees under this Agreement.  The following information will not be considered Confidential Information:  (a) information that is in the public domain or that enters the public domain through no fault of the Receiving Party; (b) information independently developed by the Receiving Party, without any use of information disclosed by the other Party; (c) information rightfully disclosed to the Receiving Party by a third party without continuing restrictions on its use; and (d) information known to the Receiving Party prior to the Agreement Effective Date which was not obtained from the Disclosing Party to this Agreement.
"Expenses" means any reasonable professional fees (including legal, accounting, audit, consulting and advisory fees), allocated costs of staff counsel (unless prohibited by Applicable Law), reasonable fees and expenses of litigation and any other reasonable fees and expenses incurred in connection with Losses or in the course of enforcing any provision of this Agreement.  Additional matters included within the definition of "Expenses" are set forth in the Incorporated Agreements.
"Fees" means the subscription fee, Transaction Fees, Return Fees, termination fees and other fees detailed in the Order Form, Addenda, and Agreement.
"Force Majeure Event" means an event or cause not reasonably within the affected Party’s control, including, but not limited to, acts of god, fire, power outages, widespread communications network failures, acts of war, or terrorism.
"Incorporated Agreements" means (i) SynapseFI's Terms of Service (https://synapsefi.com/tos-evolve), (ii) SynapseFI's Privacy Policy (https://synapsefi.com/privacy), (iii) the Deposit Agreement with Bank (https://synapsefi.com/evolve-bank-deposit-agreement), and (iv) the Acceptable Use Policy (https://synapsefi.com/legal).  Links for such agreements may be updated from time to time by SynapseFI.
"Initial Reserve Amount" means the amount to be deposited into your Reserve Account as detailed in the Order Form.
"Inquiry" means any written, oral, or electronic communication received by a Party, from a Regulatory Authority, or from or on behalf of a User of the other Party, related to a product or service offered by, or on behalf of, such other Party, including any complaint that (1) indicates a particular act or practice may be in violation of such other Party’s policy or any law or regulation to which such other Party is subject, including prohibitions of unfair, deceptive, or abusive acts or practices, or (2) that expresses dissatisfaction or confusion concerning terms, costs, or features of a product or service of such other Party.

"Legal Requirements" means, collectively, all Applicable Law, the Rules and any rules, orders and regulations issued by the Regulatory Authorities.
"Losses" refers to any losses incurred by SynapseFI or Bank under this Agreement or any Incorporated Agreement, and includes, without limitation, any unpaid Fees, costs, charges, assessments, fines, expenses, penalties, reimbursements, refunds, adjustments, reversals, chargebacks, and other charges or financial liabilities (including without limitation, actual fraud losses, account monitoring expenses, or card brand fines), and any other liabilities or amounts which may become owing by any User in connection with such User's use of the Services.  Additional matters included within the definition of "Losses" are set forth in the Incorporated Agreements.
"Marketing Materials" means any promotional, solicitation, or marketing materials (whether in print, on the internet, for telemarketing purposes, or any other like materials), and the use of any SynapseFI Marks or any Bank trademarks on such materials, related to the Application.
"Node" or "Nodes" means User linked accounts at third party financial institutions (i.e.  ACH-US or WIRE-US node), Deposit Accounts (i.e.  DEPOSIT-US or IB-DEPOSIT-US node) or Sub-Accounts within a FBO Deposit Account held in Platform’s name for the benefit of Users (i.e.  SUBACCOUNT-US) as further detailed in the API Documentation.
"Personal Information" means information that: (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or (ii) can be used to identify or authenticate an individual.  A Party’s business contact information is not by itself Personal Information.
"Platform Account" means the User account created by Platform for the administrative purposes under this Agreement.
"Regulatory Authority" means, as the context requires and as they may have jurisdiction over one or more Parties to this Agreement or Bank:  any System; any federal or state agency that regulates financial institutions, including Money Services Businesses ("MSBs"), Financial Crimes Enforcement Network ("FinCEN"), National Automated Clearinghouse Association ("NACHA"), the Federal Deposit Insurance Corporation ("FDIC"), the Arkansas State Bank Department, the Board of Governors of the Federal Reserve System, the Federal Trade Commission ("FTC"), the Securities and Exchange Commission ("SEC"), the Internal Revenue Service ("IRS"), the Consumer Finance Protection Bureau ("CFPB"), and any other federal or state agency having jurisdiction over or responsibility for protecting the interests of SynapseFI, Bank, Platform, or Users, as applicable.
"Reserve Account" means the RESERVE-US Node(s) associated with your Platform Account with credit only permissions for Platform.
"Rules" means the by-laws and operating rules of any Fedwire, NACHA or the published policies and procedures of SynapseFI, including without limitation, SynapseFI's anti-money laundering compliance program (if made available to Platform) and guidelines detailed in your Specification Sheet.
"Sensitive Personal Information" is defined as (i) an individual’s government-issued identification number (including social security number, driver’s license number or state-issued identification number); (ii) a financial account number, credit card number, debit card number, credit report information, with or without any required security code, access code, personal identification number or password, that would permit access to an individual’s financial account; (iii) biometric or health data; or (iv) an individual’s race, religion, ethnicity, sex life or practices, political or philosophical beliefs, political party or trade union membership, background check information, judicial data such as criminal records or information on other judicial or administrative proceedings.
"Specification Sheet" means the Flow of Funds (the "Flow"), Customer Identification Program ("CIP"), and other Application and legal requirements detailed in the specification sheet approved by Bank.
"Status Page" means http://status.synapsepay.com or successor website which may modify or discontinue at any time, upon notice to you.
"Support Channels" means help@synapsefi.com and SynapseFI website helpdesk submission forms which may be modified at any time upon notice to you.
"Support Hours" means the hours of 9:00 A.M. through 5:00 P.M. Pacific Time on a Business Day.
"Testing Environment" means the UAT Environment and other testing and demo services made available to you on the API Documentation and our website.
"Transaction" means any funds transfers conducted by you or your Users in accordance with your Order Forms and the applicable Incorporated Agreements.

"Transaction Fees" means the fees deducted from the transaction total as detailed on the Order Form.
"UAT Environment" means the user acceptance testing environment provided in the API Documentation to test your integration.
"Update" or "Updates" means any modifications to Services provided by SynapseFI.
"User" or "Users" means the sender or receiver of funds created as consumer (i.e., a natural person using the Services primarily for personal, family or household purposes) or non-consumer (i.e., a person using the Services for business or commercial purposes).
"User Data" means (i) a User’s Personal Information; (ii) a User’s Sensitive Personal Information, (ii) a User account login and password, if any, (iii) a User’s online banking credentials (e.g. username, password, and security questions and answers); and (iv) details relating to a User’s bank account detail (e.g., transaction history); and (vi) KYC Data (as defined by the Risk Management Services Addendum).
"User Data Applicable Laws" means, collectively, (A) the Fair Credit Reporting Act, 15 U.S.C.  § 1681, et seq.  ("FCRA"); (B) the Gramm-Leach-Bliley Act, 15 U.S.C.  § 6801, et seq.  ("GLBA"), (C) the Driver's Privacy Protection Act, 18 U.S.C.  § 2721, et  seq.  ("DPPA"), and (D) the General Data Protection Regulation, EU 2016/679 ("GDPR") related to the collection and processing of personal data of European Union residents, and other applicable laws and regulations governing the use and disclosure of User Data.

Compliance Services Addendum

This Addendum governs your use of the Compliance Services, as defined below.  Use of the Compliance Services is subject to all terms and conditions of this Compliance Services Addendum, the Agreement and all Incorporated Agreements, your Order Form and Legal Requirements.  Capitalized terms not otherwise defined herein have the meaning assigned to them under the Agreement.

1.	Compliance Services. As specified in your Order Form, Synapse may provide you with one or more of the following Compliance Services:

1.1.
Linking Users Bank Accounts.  Synapse shall provide Platform with account login services for third-party financial institutions, if available, and, if not available, micro deposit verification services for third-party financial institutions available for ACH related services (collectively, the “Account Authentication Services”) to link Nodes to Users for use in your Application unless detailed otherwise in your Specification Sheet.  Such services shall only be used to authenticate a User’s account at a financial institution.  Synapse may also provide you with the ability to access and refresh the raw and analyzed transaction data, and other account data associated with ACH Nodes authenticated with account logins for certain financial institutions noted in the API Documentation (collectively, the “Account Aggregation Services”).  Platform understands and acknowledges that such services do not guarantee that financial institution account can be verified or that the data returned from such account will be accurate or complete, or such authentication will otherwise prevent User fraud.

1.2.
Compliance Checks.  Synapse shall provide Platform compliance services to conform with the Bank Secrecy Act (“BSA”) anti-money laundering (“AML”) and anti-terrorist financing provisions, and the checks required by the Office of Foreign Assets Control (“OFAC”), to be used in connection with Platform’s and its User’s use of Bank services.  The Compliance Checks Services are intended to verify the identities of your Users and to address certain BSA, AML and OFAC risks that may arise in connection with Platform's use of the Services, which shall assist Platform in verifying a User’s identity, performing sanction screenings, and complying with applicable AML laws.  Synapse shall provide Platform with compliance monitoring and risk mitigation tools, which may flag a User or a User’s transaction requests for risk factors related to the Compliance Checks services, and Synapse and Bank shall monitor and may conduct an independent risk analysis in connection with the use of Bank services.

1.2.1.
Platform understands and acknowledges that Synapse or Bank may refuse to provide Bank services to you or any of your Users or customers that have not been screened and authenticated using the Compliance Checks.

1.2.2.	Platform understands and acknowledges that User transaction requests may be delayed for additional review and/or may be canceled by Synapse or Bank as a result of the Compliance Checks.

1.3.
Know Your Client Data.  Synapse may provide Platform with the ability of accessing and refreshing (i) a User’s complete identity and compliance file, including but not limited to, the Personal Information and government-issued identification numbers provided by the User; (ii) identity validation information generated by Synapse on the User from such identity and compliance file; and (iii) the results of the sanctions screening for the User.

2.
Data Accuracy.  Platform understands and acknowledges that the Compliance Services rely on the data that Platform provides to Synapse and represents that all the data provided to Synapse will be accurate.

3.
Use of Compliance Services.  Platform represents that it has independently evaluated the Compliance Services and that Platform understands that the Compliances Services are provided “as is” and are not guaranteed to comply with all laws and regulations applicable to Platform Application and services.

3.1.
Platform shall comply with all requirements of all applicable state and federal laws, rules, regulations, and orders of any governmental authority, other than laws, rules, regulations, including, but not limited to, applicable state and/or federal registrations related to its services and Application, which shall require additional risk mitigation and compliance checks and reports to appropriate authorities other than the ones provided herein, which shall be provided exclusively by Platform.

3.2.
Platform represents that it shall not use the Compliance Services in a way that may violate the Applicable Law, or for any illegal or unethical purposes, or in any manner which can be considered marketing or a solicitation for products or services.

3.3.
Platform is solely responsible for Platform’s and Platform’s Users compliance with all Applicable Laws and regulation relating to third-parties and transactions which do not originate from Platform’s use of Synapse’s Services and are not screened by Synapse’s Compliance Services.

4.
Relationship to Agreement. All terms and conditions of the Agreement shall remain in full force and effect.  In the event of any conflict of this Addendum and the terms and conditions of the Agreement, the terms and conditions of this Addendum shall prevail as related to the subject matter hereunder.

Transaction Services Addendum

This Addendum governs your use of the Transaction Services, as defined below.  Use of the Transaction Services is subject to all terms and conditions of this Transaction Services Addendum, the Agreement and all Incorporated Agreements, your Order Form and Legal Requirements.  Capitalized terms not otherwise defined herein have the meaning assigned to them under the Agreement.

1.	Transaction Services. As specified in your Order Form, Synapse may provide you with one or more of the following Transaction Services:

1.1.
ACH.  Synapse shall provide you with Automated Clearing House (“ACH”) services, which shall allow Platform or its Users to transmit debit and credit entries according to the NACHA Operating Rules and Guidelines (“NACHA Rules”).  Details of the ACH Services shall be provided in your Specification Sheet, such as related Nodes and time for processing the requests.

1.1.1.	All ACH Services shall be performed in compliance with the NACHA Rules.

1.1.2.
Platform acknowledges that it is subject to all obligations of a Third-Party Sender under the NACHA Rules, including any indemnities, covenants, representations or warranties that are required to be made, given or performed by and comply with all the data retention necessary by Third-Party Senders under the NACHA Rules (including the obligation to assume responsibilities of Originating Depository Financial Institution (“ODFI”) and originators under the NACHA Rules).  You will cooperate with Bank and Synapse to complete any required registrations under the NACHA Rules.  Without limiting the foregoing, you shall (a) identify the originator of each Transaction as required by the NACHA Rules; (b) perform the requirements of an ODFI as defined under the NACHA Rules (to the extent you perform any obligations of an ODFI under the Rules); and (c) indemnify Synapse and Bank for any failure to perform such obligations in accordance with the NACHA Rules, subject to the terms and conditions applicable to indemnification under the Agreement.

1.1.3.
At your cost and expense, you will retain data on file adequate to permit remaking of Entries for thirty (30) days following the date of their transmittal as provided herein and shall provide such data to Synapse and Bank upon request.  Platform shall obtain all consents and authorizations required under the NACHA Rules and shall retain such consents and authorizations for two (2) years after they expire.  Without limiting the foregoing, Platform is bound by and shall comply with all applicable provisions of the NACHA Rules and other Legal Requirements regarding the retention of documents and records, including, without limitation, the responsibility of Third-Party Senders to retain all items, source documents, and records of authorization, in accordance with the NACHA Rules.

1.1.4.
Platform understands that NACHA defines, from time to time, certain thresholds or levels for the Unauthorized Return Rate (returns on the basis that the transaction was unauthorized), the Administrative Return Rate (returns for administrative reasons) and the Overall Return Rate (all returns regardless of the cause).  Platform shall not exceed ninety-five percent (95%) of such thresholds under any circumstances in any given sixty (60) days period.

1.1.5.
In the case that Platform reaches or exceeds ninety-five percent (95%) of any of NACHA’s thresholds, as defined in the Section above, Platform shall provide Synapse with a written explanation of the reasons for such return rates and the plan of action to reduce the return rate levels.  In addition, Synapse may take one or more of the following actions: (i) require that Platform's use of the ACH Services be subject to periodic ACH volume limitations; (ii) suspend Platform’s use of all or a portion of the ACH Services until Platform has demonstrated that Platform has a reasonable plan for reducing the respective high return rate level; and/or (iii) adjust Platform’s Initial Reserve Requirement.

1.1.6.
In case any of Platform’s return rate reaches any of the thresholds defined by NACHA, Synapse may at any time in its sole discretion cease processing and reject Platform’s entries. Platform agrees that neither Synapse nor Bank shall have any liability to Platform or any other User arising from Bank’s or Synapse’s decision at any time to cease or suspend processing of ACH entries.

1.2.
Wire Transfer.  Synapse shall provide services to cause wire transfers to be delivered or executed on behalf of Platform User’s in accordance with Platform’s instruction (“Wire Services”), according to the details of your Specification Sheet.

1.2.1.
Platform shall be responsible for ensuring all appropriate and necessary authorizations from Users for purposes of providing the Wire Services and for ensuring compliance with all Legal Requirements and Applicable Law.

1.2.2.
Platform shall implement a dual-control or a Two-Factor Authentication (“2FA”) for Users to create Wire Transfers, as a Security Procedure as defined below, in order to ensure proper authorization for the transaction.  Platform understands that this authentication should be implemented in addition to any other Security Procedure used by Users to login into their account.

1.2.3.
Platform acknowledges that the Wire Services shall be governed by all applicable operating circulars of any Federal Reserve Bank which may handle any request for Wire Services. To the extent allowed by federal law, use of the Wire Services also shall be subject to the operating rules and other governing documents of the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) or any other funds transfer or advice service or facilitator, and by the laws of any foreign nation having jurisdiction over the Transaction (or any segment thereof, to the extent of that segment only).

1.2.4.
Synapse will not be liable for any loss arising directly or indirectly from its failure to provide Wire Services if a Transaction request would result in violation of any present or future risk control program of the Federal Reserve or any Legal Requirements.

1.3.	Check. Synapse shall provide services to allow for your submission of requests for Bank to print, insert and mail checks drawn on funds deposited by your Platform or your Users (“Check Services”).

1.3.1.
Platform shall be responsible for ensuring all appropriate and necessary authorizations from Users for purposes of providing the Check Services and for ensuring compliance with all Legal Requirements and Applicable Law.

1.3.2.
Platform and/or Users will not be permitted to issue checks unless it has sufficient available funds. In the event a check is returned for insufficient funds, Platform shall be liable for all fees charged therefore. In the event a check is lost or returned as undeliverable for any reason, Platform shall be required to issue a new check and shall be responsible for all fees applicable to such reissuance.

1.4.
Card Processing.  Synapse may provide Platform and Platform Users with the ability of processing payments with external credit and debit cards (“Card Processing”), including to fund Users Deposit Accounts in case we are providing you and your Users with Deposit Account Services.  Platform shall ensure that it has all the appropriate and necessary authorizations from Users to use Card Processing Services, and Platform shall keep in a record of such authorization.

1.4.1.	Synapse agrees to comply with the applicable Payment Card Industry Data Security Standards (“PCI DSS”) at all times.

1.4.2.
Platform shall at all times comply with applicable data privacy and security requirements under the PCI DSS, as they may be amended from time to time, with respect to the use, access, and storage of certain credit card non-public personal information.  If required, Platform shall also register with the appropriate card association.  Synapse and Bank may provide Platform with additional requirements related to Platform’s collection, usage, and storage of the User Data, as may be defined in your Specification Sheet or further notices, if an update is needed.  Platform must provide Synapse with documentation demonstrating Platform’s PCI compliance upon request.  If Synapse is unable to validate Platform’s PCI compliance, Synapse may suspend the Card Processing Services provided herein.

2.
Clearing Account.  The Transaction Services provided herein may be facilitated by Bank via a pooled deposit account, which is owned and controlled by Bank (the "Clearing Account") as specified in your Order Form and detailed in your Specification Sheet.  Such account is not eligible for pass-through FIDC deposit insurance.

3.
Reliance on Instructions.  Platform understands and acknowledges that the Transactions Services rely on the data that Platform provides to Synapse and represents that all the data provided to Synapse will be accurate.  Platform understands and acknowledges that Synapse shall rely solely on the numbers contained in a request for Wire, Check, ACH or Card Processing Services in the event of any inconsistency between the numbers and the words contained in such request.

4.
Return. Fees.  Without limiting the definition of "Losses" set forth in the Agreement, you acknowledge that you will be liable for any of the following losses resulting from your use of the Transaction Services: transaction returns and reversals from chargebacks (collectively “Returns”), error resolution costs, provisional settlement costs, and negative account balances.  Synapse may, in our discretion, charge you a fee per Return of Platform’s Transactions, as set forth in your Order Forms.

4.1.
Platform acknowledges that any Transaction request may be returned by the receiving institution for insufficient funds or other reasons.  In the event a Transaction is returned or charged back due to lack of authorization, any attempt by Platform to resubmit such request may be denied or conditioned upon submission of proof of authorization prior to attempting to reprocess such Transaction.  All Returns to Platform or Users of a disputed Transaction will remain final unless the receiving institution otherwise accepts proof of authorization and disputed Transaction.

4.2.	Platform understands and acknowledges that the Returns may take longer depending on the Users.

5.
No Stop Payment. All Transaction requests made in accordance with the terms of this Addendum shall be final and shall not be subject to stop payment or recall orders.  Synapse shall not be liable to Platform or any User for any failure or inability to stop a payment.

6.
Security Procedures.  Synapse may define certain Security Procedures in Platform’s Specification Sheet and in API Documentation, both of which may be updated from time to time and shall be followed by Platform at all times.  The security procedures are intended to verify authenticity of an order and not to detect any errors in Transactions orders, and may include using any code, password, personal identification number, user identification technology, token, certificate, or other element, means, or method of authentication or identification (collectively, "Access Devices"), constitute commercially reasonable security procedures under applicable law for the initiation of any electronic funds transfer.  The Platform and Users shall expressly agree that authenticity of the payment and transfers orders issued to Bank shall be verified by the Security Procedures, that such Security Procedures are commercially reasonable methods of providing security against unauthorized payment orders, and that User shall be bound by any payment order, whether or not authorized, issued in its name and accepted by the Bank in compliance with the Security Procedures.

7.
Liability for Unauthorized Transactions.  Synapse, Platform and Users shall be liable for any unauthorized transaction as defined in the Applicable Law, including, but not limited to, Regulation E (12 C.F.R. §1005) and U.C.C. §4A.  Platform agrees to offer the proper disclosures about unauthorized transactions as instructed by Synapse.

8.	Limitation of Liability for Transactions. The following limitation of liability shall apply exclusively for Transactions provided in this Addendum:

8.1.	U.C.C. §4A. For Transactions subject to U.C.C. §4A, Bank and Synapse shall only be liable for damages provided in therein.

8.2.
Other Transactions.  For all other Transactions, except if otherwise provided in this Agreement, Bank and Synapse liability shall be limited to direct damages resulting directly from Synapse’s or Bank’s willful misconduct or failure to exercise reasonable care, and, in any case, shall not exceed: (i) in case of an excessive debit to an account, the amount of the excess plus compensation equivalent to interest; (ii) in case of payment to an account not specified by Platform, the amount of the payment plus compensation equivalent to interest; (iii) in case of any delay in crediting a debit entry to Platform's Account, the amount of compensation equivalent to interest for the period of delay.  In any case of compensation payment, such interests shall correspond to the average federal funds rate at the Federal Reserve Bank of New York for the period involved.

8.3.
Exclusion of liability.  Synapse shall not be liable, directly or indirectly, in whole or in part, from any (i) inaccuracy, act or failure to act on the part of any person other than Synapse, (b) ambiguity in the instructions and Transaction requests transmitted to Synapse, or (c) Synapse’s reliance on instructions or Transaction requests from persons purporting to be Platform, Users, authorized representatives or agents who initiate Transaction requests in compliance with the Security Procedures.

9.
Records.  Platform shall retain data on file adequate to retrace all Transactions performed under this Addendum. Such data includes, but is not limited to, User consent and authorization and proper Transaction request.  Synapse shall be responsible for the retention of all transaction data as required by Applicable Law.

10.
Use of services.  Platform represents that it has independently evaluated the Transaction Services and that Platform understands that the Transaction Services are provided “as is,” and are not guaranteed against reversals.  Platform is solely responsible for maintaining compliance with Applicable Law related to Platform’s services and applications.

10.1.	Platform represents that it shall not use, or allow its Users to use, the Transaction Services in a way that may violate the Applicable Law, or for any illegal or unethical purposes.

10.2.
Platform shall provide to Users all the disclosures and information detailed in the Specification Sheet, as well as the disclosures prescribed by Applicable Law, including, but not limited to, the Unlawful Internet Gambling Enforcement Act of 2006 (Regulation GG), Regulation E (12 C.F.R. §1005) and U.C.C. §4A.

10.3.
The use of the Transaction Services may be limited by either volume of Transactions or dollar volume, based on risk-based parameters established in your Specification Sheet or otherwise by Synapse or Bank from time to time.

10.4.
Platform shall comply with all requirements of all applicable state and federal laws, rules, regulations, and orders of any governmental authority, other than laws, rules, regulations, including, but not limited to, applicable state and/or federal registrations related to its services and Application.  If Platform is required to obtain any specific license or registration, Platform shall provide Synapse with a true copy of such license or registration at Synapse’s request.  In such cases, Platform may also have to complete an additional due diligence informational form.

10.5.
Platform shall provide all reasonable assistance to allow us to monitor and audit your compliance with this Addendum and to otherwise enable us to comply with our obligations to third parties (including but not limited to Bank, government authorities and data furnishers).  Platform shall also provide commercially reasonable assistance to SynapseFI in recovering an amount of any overpayment for which Synapse or Bank may be liable hereunder.

10.6.	If applicable to Platform, Platform and Synapse will each take all reasonable actions to continually share information in accordance with Section 314(b) of the USA PATRIOT Act.

10.7.
If Platform is a Money Service Business (“MSB”), Platform shall conduct, no less than once every year, at Platform’s own expense, an independent review and assessment of the anti-money laundering policies, procedures and monitoring systems of Platform with respect to its operations and activities that deem it an MSB. Platform will provide Synapse and Bank a summary of the review upon request.

11.
Relationship to Agreement. All terms and conditions of the Agreement shall remain in full force and effect.  In the event of any conflict of this Addendum and the terms and conditions of the Agreement, the terms and conditions of this Addendum shall prevail as related to the subject matter hereunder.

Deposit Account Services Addendum

This Addendum governs your use of the Deposit Account Services, as defined below.  Use of the Deposit Account Services is subject to all terms and conditions of this Deposit Account Services Addendum, the Agreement and all Incorporated Agreements, your Order Form and Legal Requirements.  Capitalized terms not otherwise defined herein have the meaning assigned to them under the Agreement.

1.
Deposit Account Services.  As specified in your Order Form, Synapse shall provide your Users with the ability to establish (i) demand deposit accounts (“DDA Deposit Accounts”) and/or (ii) interest-bearing deposit accounts (“Savings Deposit Account,” and together with DDA Deposit Account, “Deposit Account”).

1.1.	Ledger. Synapse shall provide ledger services to track Users’ balances in each User’s Deposit Account.

1.2.	FIDC Insurance. Deposit Accounts may qualify for FIDC deposit insurance (“FIDC Insurance”) as permitted by Applicable Law.

1.3.
Savings Deposit Account.  The Savings Deposit Account shall earn periodic interest as specified in Platform’s Specification Sheet, which may be subject to review and recalculation from time to time.  Such interests shall be compounded daily based on the actual number of days in any given year, which shall be credited to the respective Savings Deposit Account on a monthly basis.

1.3.1.
Savings Deposit Accounts are regulated, as of the date of this Addendum, by Regulation D (12 C.F.R. Part 204), which imposes currently, among other obligations, restrictions limits to six (6) withdraws and/or transfers per calendar months that shall be complied with at all times.  Any attempt to transfer or withdraw funds after the sixth (6th) transfer or withdrawal in the same calendar month will be blocked.

1.4.
Transactions Services.  Synapse may provide to Platform and its Users, in connection to the Deposit Account services, one or more of the Transaction Services as defined in the Transaction Services Addendum and elected in Platform’s Order Form.

1.4.1.
Overdraft. Synapse and Bank may refuse to process any Transaction request if the related Deposit Account does not have sufficient balance to cover such request.  In case any Deposit Account has a negative balance for more than ninety (90) calendar days, Synapse may close the Deposit Account.  Synapse may set off any negative balance with the positive balance of another Deposit Account of the same User or Platform.  Any negative balance may be collected, with all collection costs being supported by the Deposit Account holder.  Synapse may, at its discretion, collect such amount from Platform’s Deposit Account or Designated Bank Account, as Platform is liable for its User’s negative balance.

1.5.
Subnet Services.  If elected in your Order Form, Synapse may provide Platform and its Users Deposit Accounts with virtual account and routing numbers to enable Wire and ACH Services in such Deposit Accounts as defined in the Transaction Services Addendum (“Subnet Services”).  Platform shall inform Users that funds credited to a Deposit Account via the Subnet Services may not be immediately available for use.

1.6.
Transactions between Deposit Accounts Services.  Synapse may provide Platform and its Users with services to allow for transfers between your Platform and/or Users Deposit Accounts, as defined and detailed in your Specification Sheet.

1.7.	Zero Balance Account Services. If elected in your Order Form, Synapse may transfer your funds at the end of each day to your operating account (“Zero Balance Account Services”).

1.8.	Informational Tax Reporting. Synapse shall provide Users with the state and federal income tax information reporting applicable to the User’s Deposit Account.

2.	Account Agreements, Statements, Disclosures, and E-SIGN. As required by Applicable Law, the Parties agree with the following:

2.1.
Account Agreements.  Synapse shall provide to Platform the Bank’s applicable account agreements governing the use of the Deposit Accounts (“Account Agreements”), and Platform shall ensure that (i) each User agrees and accepts such Account Agreements by “checking the box;” and that (ii) Platform maintain records of such acceptance for at least two (2) years after the User’s Deposit Account is closed.

2.2.	Account Statements. The Parties shall elect in the Order Form which Party is responsible for delivering the appropriate Account Statements to Users.

2.3.
Appropriate Disclosures.  Platform shall provide to Users all the disclosures and information prescribed by all the Applicable Law and the Legal Requirements in the Specification Sheet, including, but not limited, to Regulation E (12 C.F.R. §1005), Regulation D (12 C.F.R. §204) and Regulation DD (12 C.F.R. §1030).

2.4.
E-SIGN Compliance.  Platform shall ensure its Users qualify for receipt of electronically delivered Account Agreements, Account Statements and Account Disclosures in accordance with the Electronic Signature Electronic Signatures in Global and National Commerce Act (“E-Sign Act”) and other Applicable Law, and obtain Users consent to receive such Account Agreements, Account Statements and Account Disclosures electronically.  Platform shall also maintain records of such consents accurately and that such records are accessible to Users for the period required by Applicable Law.

2.5.
Updates.  Synapse may provide Platform with updates or additional provisions (“Updates”) to Account Agreements, Account Statements or Account Disclosures from time to time.  Platform shall ensure such Updates are delivered to Users within the timeframe defined by Synapse.

3.
Use of services.  Platform represents that it has independently evaluated the Deposit Account Services and determined they are appropriate to satisfy the needs of your Platform and that Platform understands that the Deposit Services are provided “as is.”  Platform is solely responsible for maintaining compliance with Applicable Law related to Platform’s services and applications.

3.1.	Platform represents that it shall not use, or allow its Users to use, the Deposit Account Services in a way that may violate the Applicable Law, or for any illegal or unethical purposes.

3.2.
Platform shall adopt commercially reasonable processes and procedures to resolve errors and to assist Users in resolving errors in connection with the Deposit Account Services as required by Applicable Law, including, but not limited, to the legal Requirements provided in your Specification Sheet.

3.3.
Platform shall provide commercially reasonable assistance to SynapseFI in recovering any amount from Users that are due to Synapse or Bank, including, but not limited, the collection of a negative balance in User accounts.  Platform acknowledges that it is liable for any negative balance in its Users’ accounts and that Synapse may collect such amount from Platform’s Deposit Account or Designated Bank Account.

3.4.
Platform shall hold Synapse and the Bank harmless from and against all liability, Losses, or third-party claims arising from incorrect, illegal or improper record of information, data, or other documentation submitted by Platform or on behalf of a User in connection with the Deposit Account Services, including, but not limited, to Card Processing and Subnet Services.

4.
Relationship to Agreement. All terms and conditions of the Agreement shall remain in full force and effect.  In the event of any conflict of this Addendum and the terms and conditions of the Agreement, the terms and conditions of this Addendum shall prevail as related to the subject matter hereunder.

Service Level Addendum

This Addendum governs your use of the Service Levels provided by SynapseFI. The Services Levels are subject to all terms and conditions of this Addendum, the Agreement and all Incorporated Agreements, your Order Form and Legal Requirements.  Capitalized terms not otherwise defined herein have the meaning assigned to them under the Agreement.

1.	Services Level Agreement. Notwithstanding anything in the contrary in this Agreement, the Parties agree to the following Service Levels:

1.1.	Support. SynapseFI shall provide Support to Platform as follows:

1.1.1.	SynapseFI shall respond a ticket for critical support within three (3) hours of its submission by Platform.

1.1.2.
SynapseFI shall respond a ticket for high severity support (i) within twelve (12) hours of its submission by Platform if during the business week, from Monday to Friday, or (ii) within 2 hours of the first business day following its submission by Platform if between Friday 6pm PST and Monday 8 am PST; and

1.1.3.	SynapseFI shall respond any other ticket within two (2) business days of its submission.

1.1.4.
The Parties agree that (i) critical support shall be applicable to issues related to system unavailability and (ii) high severity support shall be applicable to issues affecting at least five percent (5%) of the Platform Users within any given twenty-four (24) hour period.

1.1.5.
If SynapseFI fails to respond to a support ticket as stated herein, Platform will be credited with $80.00 per failure in each calendar month to be applied to the following month’s Subscription Fee, limited to a maximum of 15% of monthly Subscription Fee.

1.2.	Uptime Level. Synapse Services shall be available no less than 99.9% of the total number of minutes in any given calendar month (“Uptime Level”).

1.2.1.
If Synapse fails to provide such Services availability in any given calendar month, Platform will be credited with $80.00 per hour (prorated to the nearest minute) of unavailability of Services below the Uptime Level to be applied to the following month’s Subscription Fee, limited to a maximum of 15% of monthly Subscription Fee.

1.2.2.	Platform may subscribe to timely updates of the status of APIs uptime on SynapseFI’s Status Page at status.synapsefi.com.

2.	Exclusions. The Service Levels provided herein shall not apply under the following cases:

2.1.1.	During a scheduled maintenance as previously informed by SynapseFI to Platform;

2.1.2.
Events that occur due to a failure or omission of the Platform or a Platform’s third-party, including, but not limited, to Platform our equipment, software or other technology and/or Platform’s third-party equipment, software or other technology;

2.1.3.	Services are suspended by SynapseFI as provided in the Agreement;

2.1.4.	Services relating to Testing Environment, Account Authentication, and Account Aggregation Services; and

2.1.5.	Any event of Force Majeure as defined in the Agreement.

3.
Credit Procedure.  Platform shall notify SynapseFI of any case in which SynapseFI has not complied with the Service Level provided herein (“SLA Event”) pursuant to which SynapseFI will apply the credits to the following month Subscription Fee.

4.
Relationship to Agreement. All terms and conditions of the Agreement shall remain in full force and effect.  In the event of any conflict of this Addendum and the terms and conditions of the Agreement, the terms and conditions of this Addendum shall prevail as related to the subject matter hereunder.